Exhibit 10.4

MODIFICATION TO

CONVERTIBLE PROMISSORY NOTE

This Modification to Convertible Promissory Note (“Modification Agreement”) is made and entered into as of February __, 2012 by and between Cancer Prevention Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and _________________ (the “Holder”).

RECITALS

WHEREAS, the Holder is the holder of the $____________________ principal face amount of Convertible Promissory Note (“Note”) dated June 15, 2010 issued by the Company’s predecessor, Cancer Prevention Pharmaceuticals, LLC, an Arizona limited liability company (the “LLC”) pursuant to the Note and Warrant Purchase Agreement between the LLC and Holder of even date with the Note (the “Purchase Agreement”) and modified on February 10, 2011. The Note has been assumed by and is the obligation of the Company.

WHEREAS, Section 12 of the Note provides that the terms of the Note may be modified and amended by written agreement between the Company and the Holder.

WHEREAS, the Company and the Holder desire to modify and amend the Note in the manner hereinafter provided.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and the Holder hereby modify and amend the Note and Warrant in the following, but no other way:

1.            Maturity Date. The Note is hereby amended to provide that the Maturity Date (as defined in the Note) shall be September 17, 2012.

2.            Remaining Terms Unchanged. Except as otherwise specifically provided herein, the Note, and Purchase Agreement shall remain in full force and effect in accordance with their respective terms.

3.            Representations and Warranties of Holder. The Holder hereby represents and warrants that in executing this Modification Agreement and amending the Note and Warrant:

3.1           Adequate Disclosure and Review of and Access to Information. I have completed my own independent due diligence investigation of the Company and believe that I am familiar with and fully aware of the Company’s business operations, current financial condition and prospects as well as the significant risks associated with its business. Such investigation consisted of an interview with a senior executive officer of the Company to discuss risk and other factors that will influence the Company’s operations and business prospects and a review of such financial and corporate information as deemed necessary by me. I was given full and ample opportunity during the meeting to ask questions concerning the Company and its current business and financial condition.

ConvertPromNoteMod

3.2           Speculative Investment; Ability to Assume Financial Risk. I am aware of and understand that the Note and Warrant are speculative investments which involve a high degree of risk of loss by me of my entire investment. I am able to assume the economic risks of extending the Maturity Date.

3.3           No Representations. I am relying exclusively upon my own due diligence and not on representations concerning the Company, its products, prospects or financial condition, express or implied.

3.4           Financial Experience. I have sufficient knowledge and experience in business and financial matters to evaluate the risks of extending the Maturity Date.

Dated:  February ____, 2012

HOLDER

Name	Cancer Prevention Pharmaceuticals, Inc.

By:	By:
Its:	Its:	CEO

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